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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except ratio data)

                                        Nine Months Ended
                                          September 30,                                  Year Ended
                                     ------------------------   --------------------------------------------------------------
                                        2001          2000         2000         1999         1998         1997         1996
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                   (830,752)      831,394      688,384      220,213      117,922      104,077       71,240
Dividends and other received from
  nonconsolidated affiliates              4,332         8,818        4,934        7,079        9,168        4,624       10,430
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------

Total                                  (826,420)      840,212      693,318      227,292      127,090      108,701       81,670

Fixed Charges
Interest expense                        441,635       244,875      413,425      192,321      135,766       75,076       30,080
Amortization of loan fees                10,995           234       12,401        1,970        2,220        1,451          506
Interest portion of rentals             132,565        80,416      150,317       24,511       16,044        6,120          424
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------

Total fixed charges                     585,195       325,525      576,143      218,802      154,030       82,647       31,010

Preferred stock dividends
Tax effect of preferred dividends            --            --           --           --           --           --           --
After tax preferred dividends                --            --           --           --           --           --           --
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------

Total fixed charges and
  preferred dividends                   585,195       325,525      576,143      218,802      154,030       82,647       31,010

Total earnings available for
 payment of fixed charges              (241,225)    1,165,737    1,269,461      446,094      281,120      191,348      112,680
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------
Ratio of earnings to fixed
  Charges                                  (.41)         3.58         2.20         2.04         1.83         2.32         3.63
                                     ----------    ----------   ----------   ----------   ----------   ----------   ----------

Rental fees and charges                 378,757       321,665      429,476      306,393      200,550       76,500        5,299
Interest rate                                35%           25%          35%           8%           8%           8%           8%